Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2019 RESULTS

COLUMBUS, Ohio - May 7, 2019 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the first quarter ended March 31, 2019.

Strong sales growth continued in the first quarter of 2019, led by increased demand from North American heavy-duty truck customers. Net sales increased $9.2 million or 14.6% for the first quarter of 2019 compared to the same period last year. Product sales, excluding tooling sales, increased 19.7% for the first quarter of 2019 compared to the first quarter of 2018.

The Company had a net loss of $3.8 million in the first quarter of 2019 compared to net income of $0.5 million for the first quarter of 2018. “Spending to stabilize operations, while the Company is undertaking its turnaround, continued to be elevated in the first quarter of 2019,” said David Duvall, President and Chief Executive Officer. “The business is more stable than it was six months ago, as our output levels have increased, allowing us to meet increasing customer demand while significantly improving on time delivery and reducing past due orders by 80%. During the first quarter we began to decrease spending on third party technical services that we added in the fourth quarter of 2018 to stabilize the business. We expect to continue to decrease these costs moving forward and begin seeing gross margin improvement,” Duvall continued.

First Quarter 2019 Compared to First Quarter 2018:

•	Net sales were $72.3 million compared to $63.0 million.

•	Product sales were $71.5 million compared to $59.7 million.

•	Gross margin was 4.4% compared to 12.5%.

•	Selling, general and administrative expenses were $7.2 million compared to $6.8 million.

•	Operating loss was $4.0 million compared to operating income of $1.1 million.

•	Net loss was $3.8 million, or $0.49 per diluted share, compared with net income of $0.5 million, or $0.07 per diluted share.

First quarter 2019 gross margin was negatively affected by operational inefficiencies and higher costs, including a higher-than-normal union employee bonus payment made in 2019 as a result of a regulatory adjustment doubling the minimum wage rates in Matamoros, Mexico. “The Company has seen higher costs, especially labor costs, as it has implemented wage rate increases at several of its facilities in order to stay competitive with local wages. These wage increases coupled with the Matamoros facility union employee bonus payment, which was approximately $1.4 million more than in 2018, negatively affected gross margin in the first quarter of 2019,” said John Zimmer, Chief Financial Officer. The Matamoras union employee bonus payment is paid once a year in the first quarter, and therefore will not be a reoccurring cost for the remainder of 2019. In addition, the increased wage rates have assisted with lower employee turnover levels, which we believe will be beneficial to further stabilization of operations,” Zimmer concluded.

Exhibit 99.1

Selling, general and administrative expenses increased in the first quarter compared to the same period of 2018, due to higher spending on third party technical services and internal resources primarily focused on stabilizing operations. Included in first quarter 2018 costs were one-time acquisition transaction costs of $1.3 million.

Financial Position at March 31, 2019:

•	Total assets of $211.3 million.

•	Total debt of $57.8 million.

•	Stockholders’ equity of $95.6 million.

The Company’s debt to equity ratio is 61%. The Company’s debt obligations contain a covenant provision related to fixed charge coverage. As of March 31, 2019, the Company was in compliance with its debt covenant, however, due to uncertainty of timing of improvements with the ongoing turnaround the Company is undertaking, management continues to monitor the Company's ability to meet this covenant in the future and the possible need for additional capital.

Outlook
Based on industry analysts’ projections and customer forecasts, the Company expects sales levels to remain strong in 2019. Industry analysts are projecting 2019 heavy-duty truck production levels to be approximately 337,000 units compared to 324,000 units in 2018.

“Our operational turnaround is accelerating and we have increased our overall capacity, which allows our team more time for continuous improvement activities and major equipment improvements,” said Eric Palomaki, Executive Vice President of Operations. “We have been able to develop a continuous improvement team performing Kaizen events across multiple plants focused on our largest cost opportunities,” concluded Mr. Palomaki.

“Now that we have increased throughput to meet the increasing customer demands, our focus is on driving processes and systems to improve our daily execution, which will translate to improved operational efficiencies,” said Mr. Duvall.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of thermoset and thermoplastic products. The Company produces high quality molded products, assemblies and SMC materials for varied markets, including medium and heavy-duty trucks, automotive, marine, home improvement, water management, agriculture, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds (BMC), resin transfer molding (RTM), liquid molding of dicyclopentadiene (DCPD), spray-up and hand-lay-up, glass mat thermoplastics (GMT), direct long-fiber thermoplastics (D-LFT) and structural foam and web injection molding. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies'

Exhibit 99.1

operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2018 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2019	2018
Net sales:
Products	$71,451	$59,712
Tooling	815	3,334
Total net sales	72,266	63,046

Total cost of sales	69,117	55,161

Gross margin	3,149	7,885

Total selling, general, and administrative expense	7,166	6,760

Operating income (loss)	(4,017)	1,125

Other income and expense
Interest expense	896	449
Net periodic post-retirement benefit	(24)	(12)
Total other income and expense	872	437

Income (loss) before income taxes	(4,889)	688

Income tax expense (benefit)	(1,044)	170

Net income (loss)	$(3,845)	$518

Net income per common share:
Basic	$(0.49)	$0.07
Diluted	$(0.49)	$0.07
Weighted average shares outstanding:
Basic	7,779	7,711
Diluted	7,779	7,800

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 3/31/2019 (Unaudited)	As of 12/31/2018
Assets:
Cash	$790	$1,891
Accounts Receivable, net	51,312	45,468
Inventories, net	26,115	25,765
Other Current Assets	6,285	7,178
Property, Plant and Equipment, net	82,182	80,657
Goodwill	21,476	21,476
Intangibles, net	14,926	15,413
Right of Use Asset	5,330	—
Other Long-Term Assets	2,917	3,350
Total Assets	$211,333	$201,198

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,110	$3,230
Accounts Payable	33,029	25,450
Contract Liabilities	2,404	1,686
Compensation and Related Benefits	6,232	5,154
Accrued Other Liabilities	5,474	4,671
Lease Liability	3,888	—
Long-Term Debt	36,677	37,784
Revolving Debt	18,059	17,375
Post Retirement Benefits Liability	6,907	6,919
Stockholders' Equity	95,553	98,929
Total Liabilities and Stockholders' Equity	$211,333	$201,198